CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Post-Effective Amendment No. 10 to Registration Statement No. 333-144503 of the COLI VUL-2 Series Account of Great-West Life & Annuity Insurance Company of New York on Form N-6 of our report dated April 26, 2012, related to the financial statements of First Great-West Life & Annuity Insurance Company, now known as Great-West Life & Annuity Insurance Company of New York, appearing in the Statement of Additional Information, which is part of this Registration Statement.

We also consent to the reference to us as experts under the heading “Independent Auditors” in such Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

September 27, 2012